CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the reference to our Firm in the Statement of Additional Information constituting part of Post-Effective Amendment No. 28 to the registration statement on Form N-1A of Fidelity Concord Street Trust: Spartan Total Market Index Fund and Spartan Extended Market Index Fund under the heading "Auditor" in the Statement of Additional Information.


       /s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts    COOPERS & LYBRAND L.L.P.
September 3, 1997